FOR IMMEDIATE RELEASE

For more information contact:	Financial:	Charles L. Szews
Executive Vice President and
Chief Financial Officer
(920) 233-9332
	Media:	Kirsten A. Skyba
Vice President, Communications
(920) 233-9621

OSHKOSH TRUCK REPORTS SECOND QUARTER EPS UP 28.8 PERCENT TO
$0.67; REAFFIRMS FISCAL 2006 EPS ESTIMATE RANGE OF $2.55 — $2.65

        OSHKOSH, WIS. (May 2, 2006) — Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty trucks and truck bodies, today reported that, for the quarter ended March 31, 2006, earnings per share increased 28.8 percent to $0.67, on sales of $844.8 million and net income of $49.8 million. This compares with earnings per share of $0.52 on sales of $672.4 million and net income of $38.2 million for the prior year’s second quarter. These results exceeded Oshkosh’s most recent earnings per share estimate range for the second quarter of fiscal 2006 of $0.58 — $0.62 per share. Oshkosh also reaffirmed its estimated range of fiscal 2006 earnings per share of $2.55 — $2.65.

        Sales increased 25.6 percent in the second quarter of fiscal 2006 as a result of sales growth in all three of the Company’s segments. Operating income increased 27.3 percent to $79.7 million, or 9.4 percent of sales. Operating income rose sharply in both the defense and commercial segments, with growth rates in the double-digit and triple-digit percentages, respectively. These increases were partially offset by an anticipated decrease in operating income in the fire and emergency segment and higher corporate expenses.

-Continued-

        Robert G. Bohn, chairman, president and chief executive officer, said, “Oshkosh’s defense business generated yet another record quarter, and the commercial business results improved sharply due to strong demand in North America and a return to profitability in Europe. The Company’s fire and emergency business experienced a dip in earnings this quarter due to lower airport product sales, but we expect this business to have a strong second half in fiscal 2006.”

        Bohn commented that, “Oshkosh has seen a larger upswing in pre-buying than expected within its commercial and fire and emergency segments due to the 2007 diesel engine emission standards change. Cost improvement initiatives and product development programs continue to be the primary focus in all businesses, which we expect to enhance our position as we move through the second half of fiscal 2006 and to more than offset the impact of a downward trend in 2007 commercial and fire and emergency demand.”

        Factors affecting second quarter results for the Company’s business segments included:

        Fire and emergency — Fire and emergency segment sales increased 3.8 percent to $221.3 million for the quarter compared to the second quarter of last year. Operating income declined 5.9 percent to $17.9 million, or 8.1 percent of sales, compared to prior year quarter operating income of $19.0 million, or 8.9 percent of sales. Sales and operating income for the fire and emergency segment were adversely affected by a decrease in higher-margin airport product sales. As reported last quarter, the Company expects to report strong airport product sales and operating income for fiscal 2006, but expects substantially more of the airport products sales and operating income in the second half of fiscal 2006 than in the first half.

-Continued-

        Two separate supplier component issues arising late in the second quarter precluded revenue recognition during the quarter of 70 fire trucks involving potential sales of $13.6 million and operating income of $2.0 million. The Company expects these issues to be resolved in the third quarter, at which time the Company would recognize such revenue. Facility expansion costs at Pierce also adversely impacted segment results for the second quarter.

        Defense — Defense segment sales increased 59.4 percent to $334.2 million for the quarter compared to the prior year’s second quarter, virtually all due to a near doubling of truck sales, primarily as a result of requirements arising from the conflict in Iraq. An increase in sales of new heavy-payload and remanufactured trucks for the U.S. Department of Defense and of wheeled tankers for the United Kingdom Ministry of Defence significantly offset lower Medium Tactical Vehicle Replacement (“MTVR”) truck sales. The MTVR base contract was concluded during the third quarter of fiscal 2005.

        Operating income in the second quarter was up 33.2 percent to $65.8 million, or 19.7 percent of sales, compared to prior year operating income of $49.4 million, or 23.6 percent of sales. The increase in earnings for the second quarter was primarily due to the increase in sales and was partially offset by higher new product development spending. Operating income margins in the second quarter of fiscal 2005 benefited from a $14.1 million ($0.12 per share) adjustment to MTVR base contract margins, which was recorded under the percentage of completion method of accounting.

-Continued-

        Commercial — Commercial segment sales increased 17.3 percent to $299.5 million in the second quarter compared to the prior year quarter. Operating income increased 137.5 percent to $15.3 million, or 5.1 percent of sales, compared to $6.5 million, or 2.5 percent of sales, in the prior year quarter. The increase in sales for the segment was largely due to strong demand at the Company’s North American businesses in advance of a diesel engine emissions standards change effective January 1, 2007 and higher unit sales at the Company’s European refuse business, offset in part by a lower mix of package sales involving both a truck chassis and truck body. The increase in operating income was largely due to higher-margin truck body-only unit volume increases in North America and continued profitable operations at the Company’s European refuse business in the second quarter of fiscal 2006 compared to an operating loss of $1.5 million in Europe in the second quarter of fiscal 2005. The improvement in Europe resulted from better market conditions, cost reduction activities, and the restructuring of that business in fiscal 2005.

        Corporate and other — Operating expenses and inter-segment profit elimination increased $7.1 million to $19.3 million. The increase in the second quarter was largely due to higher personnel costs, including an additional $1.7 million related to the expensing of stock options due to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment,” higher acquisition investigation costs and costs to start up an office in China. Interest income net of interest expense for the quarter was $0.2 million as compared to $1.7 million of net expense for the prior year quarter. Lower interest costs were largely due to the repayment of acquisition-related debt and higher interest income resulting from the investment of higher average cash balances during the quarter.

        Cash and cash equivalents, net of debt, increased during the quarter to $74.6 million at March 31, 2006 from $57.8 million at December 31, 2005.

-Continued-

Six-Month Results

        The Company reported that earnings per share increased 29.9 percent to $1.39 per share for the first six months of fiscal 2006 on sales of $1.64 billion and net income of $102.9 million compared to $1.07 per share for the first six months of fiscal 2005 on sales of $1.32 billion and net income of $78.8 million.

        Operating income increased 28.0 percent to $166.7 million, or 10.2 percent of sales, in the first six months of fiscal 2006 compared to $130.3 million, or 9.9 percent of sales, in the first six months of fiscal 2005.

Dividend Announcement

        Oshkosh Truck Corporation’s Board of Directors declared a quarterly dividend of $0.10 per share of Common Stock. The dividend, unchanged from the immediately preceding quarter, will be payable May 24, 2006 to shareholders of record as of May 16, 2006.

        The Company will comment on second quarter earnings and expectations for the remainder of fiscal 2006 during a live conference call at 9:00 a.m. Eastern Daylight Time this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 7:30 a.m. Eastern Daylight Time this morning. The call will be available simultaneously via a webcast over the Internet as a service to investors. It will be listen-only format for on-line listeners. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of such conference call and related question and answer session will be available for twelve months at this website.

-Continued-

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency and military trucks and truck bodies under the Oshkosh®, Pierce®, McNeilus®, JerrDan®, CON-E-CO®, London®, Medtec™, Geesink®, Norba® and BAI® brand names. Oshkosh’s products are valued worldwide by fire and emergency units, defense forces, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

Forward-Looking Statements

        This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the Company’s ability to continue the turnaround of its Geesink Norba Group and McNeilus businesses, the cyclical nature of the Company’s commercial and fire and emergency markets, risks related to reductions in government expenditures, the uncertainty of government contracts, the availability of defense truck carcasses for remanufacturing, the challenges of identifying acquisition candidates and integrating acquired businesses, higher steel and component costs and the Company’s ability to avoid such cost increases based on its supply contracts or to recover such cost increases with increases in selling prices of its products, risks associated with the implementation of an enterprise resource planning system at McNeilus; the success of the launch of the Revolution® composite concrete mixer drum, the availability of commercial chassis and certain chassis components including engines, and risks associated with international operations and sales, including foreign currency fluctuations. In addition, the Company’s expectations for fiscal 2006 are based in part on certain assumptions made by the Company, including without limitation those relating to the Company’s ability to continue the turnaround of the business of the Geesink Norba Group sufficiently to support its current valuation resulting in no non-cash impairment charge for Geesink Norba Group goodwill; the Company’s ability to increase its operating income margins at McNeilus; the Company’s ability to recover steel and component cost increases with selling price increases to its customers; anticipated commercial segment sales in advance of and following a diesel engine emissions standards change effective January 1, 2007; the Company’s estimates for the level of concrete placement activity, housing starts and mortgage rates; the performance of the U.S. and European economies generally; the Company’s expectations as to timing of receipt of sales orders and payments and execution and funding of defense contracts; the Company’s ability to achieve cost reductions and operating efficiencies, in particular at McNeilus and the Geesink Norba Group; the anticipated level of production and margins associated with the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity truck remanufacturing contract, the MTVR follow-on contract and international defense truck contracts; the expected level of U.S. Department of Defense procurement of replacement parts and services and funding thereof; the Company’s estimates for capital expenditures of municipalities for fire and emergency and refuse products, of airports for aircraft rescue and snow removal products and of large commercial waste haulers generally and with the Company; federal funding levels for U.S. Department of Homeland Security and spending by governmental entities on homeland security apparatus; the availability of chassis components including engines and commercial chassis generally; the Company’s planned spending on product development and bid and proposal activities with respect to defense truck procurement competitions and the outcome of such competitions; the expected level of commercial “package” body and purchased chassis sales compared to “body only” sales; the Company’s ability to integrate acquired businesses and achieve expected synergies; the Company’s estimates of the impact of changing fuel prices and credit availability on capital spending of towing operators; anticipated levels of capital expenditures; the Company’s estimates for costs relating to litigation, product warranty, insurance, stock options and restricted stock awards, personnel and raw materials; the Company’s estimates for debt levels, interest rates, working capital needs and effective tax rates; and that the Company does not complete any further acquisitions. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
Net sales	$844,780	$672,355	$1,635,116	$1,317,272
Cost of sales	695,415	552,462	1,336,828	1,081,788

Gross income	149,365	119,893	298,288	235,484
Operating expenses:
Selling, general and administrative	67,750	55,240	127,776	101,505
Amortization of purchased intangibles	1,889	2,028	3,785	3,722

Total operating expenses	69,639	57,268	131,561	105,227

Operating income	79,726	62,625	166,727	130,257

Other income (expense):
Interest expense	(1,169)	(2,239)	(2,919)	(4,490)
Interest income	1,374	552	2,832	1,018
Miscellaneous, net	(197)	100	(408)	(613)

	8	(1,587)	(495)	(4,085)

Income before provision for income taxes,
equity in earnings of unconsolidated
affiliates and minority interest	79,734	61,038	166,232	126,172
Provision for income taxes	30,269	23,570	64,003	48,702

Income before equity in earnings of
unconsolidated affiliates and
minority interest	49,465	37,468	102,229	77,470
Equity in earnings of unconsolidated
affiliates, net of income taxes	420	867	998	1,340
Minority interest, net of income taxes	(48)	(145)	(322)	(46)

Net income	$49,837	$38,190	$102,905	$78,764

Earnings per share:
Basic	$0.68	$0.53	$1.41	$1.10
Diluted	$0.67	$0.52	$1.39	$1.07
Basic weighted average shares outstanding	73,174	70,616	73,111	70,112
Effect of dilutive securities:
Class A Common Stock	--	1,610	--	1,611
Stock options and incentive
compensation awards	1,233	1,410	1,172	1,548

Diluted weighted average shares outstanding	74,407	73,636	74,283	73,271

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2006	September 30, 2005
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$98,806	$127,507
Receivables, net	297,485	280,247
Inventories, net	567,994	489,997
Deferred income taxes	37,017	36,618
Other current assets	18,519	20,015

Total current assets	1,019,821	954,384
Investment in unconsolidated affiliates	17,622	20,280
Property, plant and equipment	379,717	355,341
Less accumulated depreciation	(169,909)	(162,315)

Property, plant and equipment, net	209,808	193,026
Goodwill, net	400,008	399,875
Purchased intangible assets, net	124,769	128,525
Other long-term assets	28,073	22,213

Total assets	$1,800,101	$1,718,303

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$247,328	$226,768
Revolving credit facility and current maturities
of long-term debt	21,924	21,521
Customer advances	234,021	303,090
Floor plan notes payable	40,939	21,332
Payroll-related obligations	47,630	47,460
Income taxes payable	6,001	11,571
Accrued warranty	43,595	39,546
Deferred revenue	35,911	25,457
Other current liabilities	77,400	78,794

Total current liabilities	754,749	775,539
Long-term debt	2,308	2,589
Deferred income taxes	52,748	55,443
Other long-term liabilities	61,376	62,917
Commitments and contingencies
Minority interest	3,479	3,145
Shareholders' equity	925,441	818,670

Total liabilities and shareholders' equity	$1,800,101	$1,718,303

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended March 31,
	2006	2005
	(In thousands)
Operating activities:
Net income	$102,905	$78,764
Non-cash and other adjustments	19,734	21,338
Changes in operating assets and liabilities	(113,545)	(76,319)

Net cash provided by operating activities	9,094	23,783
Investing activities:
Acquisition of businesses, net of cash acquired	--	(29,896)
Additions to property, plant and equipment	(30,591)	(7,549)
Proceeds from sale of assets	60	13
Decrease in other long-term assets	22	3,587

Net cash used by investing activities	(30,509)	(33,845)
Financing activities:
Net borrowings (repayments) under revolving credit facility	321	(8,230)
Repayment of long-term debt	(243)	(378)
Proceeds from exercise of stock options	2,565	18,116
Excess tax benefits from stock-based compensation	2,700	--
Dividends paid	(12,321)	(6,255)

Net cash (used) provided by financing activities	(6,978)	3,253
Effect of exchange rate changes on cash	(308)	(94)

Decrease in cash and cash equivalents	(28,701)	(6,903)
Cash and cash equivalents at beginning of period	127,507	30,081

Cash and cash equivalents at end of period	$98,806	$23,178

Supplementary disclosure:
Depreciation and amortization	$17,406	$15,136

-Continued-

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
	(In thousands)
Net sales to unaffiliated customers:
Fire and emergency	$221,307	$213,225	$437,736	$407,381
Defense	334,163	209,636	697,298	425,110
Commercial	299,458	255,259	520,670	496,840
Intersegment eliminations	(10,148)	(5,765)	(20,588)	(12,059)

Consolidated	$844,780	$672,355	$1,635,116	$1,317,272

Operating income (expense):
Fire and emergency	$17,886	$19,003	$38,802	$37,448
Defense(1)	65,789	49,381	138,417	101,082
Commercial	15,335	6,458	23,636	12,083
Corporate and other	(19,284)	(12,217)	(34,128)	(20,356)

Consolidated	$79,726	$62,625	$166,727	$130,257

Period-end backlog:
Fire and emergency			$569,302	$536,363
Defense			1,182,224	1,010,511
Commercial			430,319	317,172

Consolidated			$2,181,845	$1,864,046

(1)	Includes the following cumulative life-to-date adjustments to operating income due to an increase in margins on the Company's MTVR base contract.

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
	(In thousands, except percentages)		(In thousands, except percentages)
Increase in operating income	$--	$14,100	$--	$22,600
Increase in margin percentage	--	1.4%	--	2.3%
Margin percentage at period-end			--	9.9%

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